Exhibit 10.1

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) dated this 26th day of June, 2008 between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Charles A. Ledsinger, Jr. (“Employee”), amends and restates that Second Amended and Restated Employment Agreement dated December 20, 2005 (“Prior Agreement”) and sets forth the terms and conditions governing the employment relationship between Employee and Employer.

1. Employment. Employer has employed Employee as its Chief Executive Officer (“CEO”) through June 26, 2008 (the “Transition Date”). Thereafter through the Termination Date (as hereinafter defined), Employee shall remain an employee of Employer and certain subsidiaries in order to provide Employer transition assistance and shall (i) serve on a reduced work schedule that the parties intend not to exceed 20 percent of the average level of service provided by Employee to Employer during the 36 month period immediately preceding the Transition Date and (ii) not serve as an officer of Employer or otherwise make any policy making decisions on behalf of Employer. From and after the Transition Date, all senior executives of the Employer shall cease to report to Employee and shall thereafter report to the new CEO either directly or indirectly through other senior executives. Employee shall continue service on Employer’s Board of Directors as a Class III Director and as Vice Chairman of the Board through the annual shareholders meeting in May 2009, and shall stand for re-election at the pleasure of the Board. It is understood and intended that Employee will have a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) on the Transition Date.

2. Duties. Employee agrees to perform such duties as may be from time to time be assigned by Employer’s Board of Directors, provided that such duties are senior level advisory duties of a level expected to be performed by a former Chief Executive Officer of a publicly traded company; provided further that such duties shall not include policy making decisions. Employee shall report directly to the Employer’s Board of Directors.

3. Location. Employee shall perform such duties at the principal office of Employer through the Transition Date and thereafter through the Employment Termination Date at Employer’s offices in Chevy Chase, Maryland (or at a reasonably comparable location) subject to reasonable travel. Employee will be provided with executive office space, parking space, customary office supplies and associated services (including email access and full-time administrative support), including a full-time assistant.

4. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the “Term”) shall begin on June 26, 2008 (the “Effective Date”) and shall terminate on December 20, 2009 (the “Termination Date”).

5. Compensation. In recognition of Employee’s deemed Constructive Termination under the Prior Agreement and for all services rendered by Employee under this Agreement during the term thereof, Employer shall pay Employee the following compensation:

(a) Salary. A base salary of Eight Hundred Thirty Five Thousand Dollars ($835,000) per annum payable in equal bi-weekly installments; provided, that for a period of six (6) months beginning on the Transition Date, payment of Employee’s salary will be deferred in accordance with the requirements of Section 409A, at which time all amounts so deferred shall be paid to Employee in a lump sum together with interest equal to the prime interest rate reported in the Wall Street Journal on the Transition Date (“Interest”), no earlier than December 28, 2008 and, regardless of circumstance, no later than December 31, 2008 (“Delayed Payment Date”). Such salary shall be reviewed by the Compensation Committee of the Board of Directors of Employer on the next annual review of officers and each annual review thereafter and may be increased but not decreased at the discretion of Employer.

(b) Incentive Bonus. Continuing in fiscal years 2008 and 2009, Employee shall be eligible to earn for each such fiscal year a target bonus of One Hundred Percent (100%) per annum of the base salary set forth in subparagraph 5(a) above (calculated based on the actual payout of the EPS portion of the bonus the Employer’s executive officers receive, which, based upon the applicable formula, may result in a bonus payout above or below target) under Employer’s bonus plans as adopted from time to time by Employer’s Board of Directors and payable in a lump sum in February 2009 for the 2008 fiscal year and February 2010 for the 2009 fiscal year.

(c) Restricted Stock. On the Transition Date all restrictions on outstanding awards of restricted shares of Employer common stock (“Common Stock”) granted to Employee shall automatically lapse and shall immediately vest in full. Employee shall satisfy Employer’s withholding tax obligation through retention by Employer of Common Stock and issuance of net shares if so directed by Employee.

(d) Automobile. Employer shall provide Employee with an allowance for automobile expenses of $1,100 per month, paid in bi-weekly installments in accordance with Employer’s standard payroll practices through the Termination Date; provided that for a period of six (6) months beginning on the Transition Date, payment of Employee’s automobile allowance will be deferred in accordance with the requirements of Section 409A, at which time all amounts so deferred shall be paid to Employee in a lump sum together with Interest on the Delayed Payment Date.

(e) Club Membership. Employer shall continue to allow Employee to utilize Employer’s corporate golf membership (currently at Avenel Golf Club), with Employee paying the monthly dues and charges he incurs.

(f) Stock Awards. Employee has received annual awards of options to purchase Common Stock and/or performance-based restricted stock (collectively, the “Awards”) under the Choice Hotels International, Inc. 1997 Long Term Incentive Plan (“1997 LTIP”) and the Choice Hotels International, Inc. 2006 Long Term Incentive Plan (collectively, the “LTIPs”), or similar plans, in accordance with the policy of the Choice Hotels Board as in effect from time to time. The Awards issued after December 20, 2005 (the “Post-2005 Option Awards”) shall continue to vest according to their respective schedules during Employee’s employment and after Employee’s employment terminates (including upon death or disability); except that, in the event Employee is terminated for Cause under Section 9 of this Agreement, the Post-2005 Option Awards shall cease to vest on the date of such termination. After vesting, the “Post-2005 Option Awards” shall remain exercisable through the end of their full respective stated terms, notwithstanding any provisions of the underlying grant agreements and the LTIPs that would require exercise within specified time periods after termination of employment, death or disability. All options held by Employee on the Transition Date under the 1997 LTIP to purchase Common Stock, other than the Post-2005 Option Awards, shall remain exercisable in accordance with their terms; except to the extent any such option expires earlier by its terms under Section 8E of the 1997 LTIP. Subject to the immediately preceding sentence, for the avoidance of doubt, the parties hereby agree and acknowledge that Employee shall be treated as an employee for all purposes of the LTIPs until the expiration of the Term, unless sooner terminated under Section 9 of this Agreement. The service component of Employee’s Qualified Performance-Based Awards (performance vesting restricted stock unit awards) shall automatically vest on the Transition Date, but the award of shares thereunder shall be made in accordance with the criteria and/or formula specified in the applicable award to the extent performance targets are achieved. Employee may direct Employer to reduce vesting equity awards by the amount of withholding taxes and issues net awards.

(g) SERP and Other Deferred Compensation.

(1) On the Transition Date, Employee’s benefits under the Choice Hotels International, Inc. Supplemental Executive Retirement Plan (the “SERP”) shall vest and Employee’s Years of Service shall be deemed to be Employee’s actual Years of Service plus ten (10) years. Employee will be required to select the form in which payment of the SERP will be made to Employee in accordance with the terms of the SERP (as amended to comply with Section 409A). Payment will begin on or after December 28, 2008 in accordance with Employee’s election. The provisions of Section 5.03 of the SERP (the non-compete) shall be inapplicable to Employee.

(2) All of Employee’s benefits under the Choice Hotels International Executive Deferred Compensation Plan (the “EDCP”) and the Choice Hotels International Nonqualified Retirement and Savings Plan (the “Nonqualified Plan”)(collectively, the “Plans”) shall be paid in accordance with the terms of the Plans, which shall comply with Section 409A to the extent applicable, and Employee’s existing Plan elections. Employee’s benefits under the Plans shall continue to be credited with any applicable interest or investment gain or loss in accordance with the Plans’ terms until paid to Employee. For purposes of Section

5.1 of the EDCP, Employee shall be deemed to have ten (10) additional Years of Service (as such term is defined in the EDCP).

(3) On the Transition Date, Employee’s deferred shares under the LTIP shall be distributed in accordance with this Section 5(g)(3). Any deferred shares that are not subject to Section 409A shall be delivered to Employee on December 28, 2008 and any previous elections that Employee has made with respect to those deferred shares are hereby modified accordingly. Any deferred shares that are subject to Section 409A shall be deliverable in accordance with Employee’s existing elections applicable to those shares.

(h) Use of Employer’s Aircraft. Employee shall, subject to availability, have the right to use Employer’s corporate aircraft for personal use for up to twenty-five (25) flight hours per year during the Term of this Agreement consistent with Employer’s Aircraft Use Policy. Employee understands that use of the corporate aircraft will result in imputed income in accordance with applicable law and that Employee is responsible for the payment of related taxes associated with such imputed income. Notwithstanding the foregoing, for a period of six (6) months beginning on the Transition Date, the cost for such use during such six (6) month period shall be paid in advance by Employee. All amounts paid by Employee under this Section 5(h) shall be reimbursed to Employee by Employer in a lump sum together with Interest on the Advanced Payment Date.

(i) Other Benefits. Employee shall continue to participate in all Employer employee benefit plans, equity plans, bonus plans, employee welfare plans (including, but not limited to, medical, dental vision), life insurance, disability and all fringe benefits, including vacation, to the extent provided to other senior executive officers of the Employer; except that Employee shall not be entitled to any future equity grants.

6. Extent of Services. Through the Transition Date, Employee shall continue to devote his full professional time, attention, and energies to the business of Employer and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from investing his assets in (i) the securities of public companies, or (ii) the securities of private companies or limited partnerships outside the lodging industry as well as other companies that would not result in a violation of Section 7(b) of this Agreement, if such holdings are passive investments of one percent (1%) or less of outstanding securities and Employee does not hold positions of officer, employee or general partner. After the Transition Date, subject to Section 7(b) of this Agreement, Employee shall be permitted to serve as a director of companies outside of the lodging industry so long as such service does not inhibit his performance of services to the Employer as described above. During the Term of this Agreement, subject to Section 7(b), Employee shall not be permitted to serve as a director of any company within the lodging industry unless (i) the Corporate Compliance officer of the Employer has determined that there is no conflict of interest and (ii) such service does not inhibit his performance of services to the Employer. Employee warrants and represents that he has no contracts or obligations to others which would materially inhibit the performance of his services under this Agreement.

7. Disclosure and Use of Confidential Information; Non-Compete.

(a) Employee recognizes and acknowledges that information about Employer’s and affiliates’ present and prospective clients, customers, franchises, management contracts, acquisitions and personnel, as they may exist from time to time, and to the extent it has not been otherwise disclosed, is a valuable, special and unique asset of Employer’s business (“Confidential Information”). Throughout the Term of this Agreement and after its termination or expiration for whatever cause or reason except as required by applicable law, Employee shall not directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Employee or (ii) is developed by Employee or on his behalf without reliance on information furnished to Employee by Employer or its agents.

(b) Through December 26, 2009, Employee will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise which is primarily engaged in the mid-market or economy hotel franchising business or any other line of business in which the Employer is materially engaged at the time of termination (“Competing Business”); provided, however, the foregoing shall not be construed as preventing Employee from (i) investing his assets in (A) the securities of any Competing Business that is a public company or (B) the securities of any Competing Business that is a privately-held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of forty nine percent (49%) or less of such entity’s outstanding securities or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that he will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity or (iii) entering into any relationships with the Bainum family.

(c) Through December 26, 2009, Employee agrees not to solicit for employment, directly or indirectly, on his behalf or on behalf of any person or entity, other than on behalf of Employer, any person employed by Employer, or its subsidiaries or affiliates during such period, unless Employer consents in writing. Additionally, during such period, Employee agrees not to solicit for business nor to solicit to end their relationship with Employer any person or entity who was a franchisee of Employer (or its subsidiaries) during the Term of this Agreement; provided, however, the foregoing shall not be construed as preventing Employee from soliciting business from any such franchisee that is for a line of business other than any Competing Business.

(d) Employee acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Employer, that the Employer would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Employer should Employee breach any of those provisions. Employee represents and acknowledges that (i) Employee has been advised by the Employer to consult Employee’s own legal counsel in respect of this Agreement, and (ii) that Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel. Employee further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages and that the Employer shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(e) From and after the Transition Date. Employee may accept employment with third parties that does not violate the non-compete provisions of this Section.

8. Notices. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally to the recipient or, if sent by certified or registered mail or overnight courier service to his residence in the case of Employee, or to its principal office in the case of the Employer, return receipt requested. Such notice shall be deemed given when delivered if personally delivered or when actually received if sent certified or registered mail or overnight courier.

9. Employee/Agreement Termination.

(a) Termination By Employer For Cause. In the event of Employee’s termination by the Employer for Cause, Employee’s rights to the benefits provided herein shall terminate and Employer shall cease to pay or provide Employee any such benefits. For purposes of this Agreement, “Cause” shall mean the willful misconduct or gross negligence with regard to the Employer or in connection with the performance of Employee’s duties that have a demonstrable material adverse impact on the Employer and its affiliates.

(b) Termination By Employee. In the event Employee terminates employment hereunder due to Employer’s breach of any term of this Agreement, Employee shall be entitled to all of the benefits set forth in Section 5 of this Agreement until the expiration of the Term in accordance the term set forth herein and the restrictions under Section 7(b) herein shall lapse.

(c) Termination By Employer Without Cause. In the event of Employee’s termination of employment by Employer without Cause, Employee shall be entitled to all of the benefits set forth in Section 5 of this Agreement until the expiration of the Term in accordance the term set forth herein and the restrictions under Section 7(b) herein shall lapse.

(d) No Mitigation Or Offset. If Employee chooses to pursue and accept other employment after a Termination under this Section 9, Employer shall not be entitled to receive as offset, and thereby reduce its payment under this Section 9, by the amount received by Employee from any other active employment.

10. Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

12. Retiree Medical Benefits. Upon termination of this Agreement on December 20, 2009 or upon Employee’s earlier termination of employment pursuant to Sections 9(b) or 9(c) of this Agreement, Employee and his spouse shall be entitled to receive medical coverage until January 1, 2015 (the latter of their achieving age 65), comparable to the level and types of coverage Employee had during Employee’s tenure as CEO, which may be provided through Employer’s insurance program for retirees, to the extent he qualifies, the premium cost for which shall be the same as that paid by then current Employer employees for the same (or comparable) level of coverage as elected by Employee. With regard to the coverage under this Section 9(e), if Employee qualifies for such coverage, Employee (or in the case of his death, his spouse) shall pay the premiums due in accordance with the terms of the plan. To the extent Employee does not qualify for such coverage or the coverage is less than that which Employee had as CEO, Employer shall provide Employee with such coverage or such additional coverage, as the case may be, and Employee shall pay monthly to the Employer the premium cost of such coverage or additional coverage. The Employer shall reimburse Employee on a fully grossed up basis for the amount of such premium cost in excess of the premium cost being paid by active employees at such time for the highest level of company provided medical coverage. Any such payments shall be made by the end of year following the year in which the coverage was provided under this Agreement and shall otherwise comply with Section 409A to the extent applicable. From and after December 21, 2009 through January 1, 2015, during such times that Employee is a full time employee of a Competing Business (as defined Section 7(b) of this Agreement) that provides Employee with health insurance benefits comparable to those offered by Employer, Employer’s obligation to provide health insurance benefits will be suspended.

13. Change of Control Severance.

(a) If, within twelve (12) months after a Change in Control, as defined in Section 13(c), there occurs a Change of Control Termination, as defined in Section 13(d), Employee shall receive as severance compensation a payment in an amount equal to 250% of his base salary at the rate in effect at the time of termination plus 250% of the amount of any full year bonus awarded to Employee for the year immediately preceding the Change of Control (or the maximum target bonus if no bonus was awarded in the prior year). If required under Section 409A, such payment will made six (6) months following the date of the Change of Control Termination. Regardless of which alternative form of severance compensation is elected by Employee, all unvested Restricted Stock and stock options then held by Employee shall automatically become fully vested as of the date of the Change of Control Termination.

(b) Employee’s right to receive the benefits described in Section 13(a) shall be conditioned upon Employee executing Employer’s standard release agreement in which Employee releases all claims against Employer within sixty (60) days of the date of the Change of Control Termination, as adjusted to reflect applicable law at such time and with no additional post-employment obligations or restrictions on Employee in addition to those set forth herein. If Employee does not timely sign such a release, Employee shall forfeit all payments provided for under this Section 13.

(c) A Change in Control of the Employer shall occur upon the happening of the earliest to occur of the following:

(1) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (i) the Employer, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, (iii) any corporations owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of stock, or (iv) Stewart Bainum, his wife, their lineal descendants and their spouses (so long as they remain spouses) and the estate of any of the foregoing persons, and any partnership, trust, corporation or other entity to the extent shares of common stock (or their equivalent) are considered to be beneficially owned by any of the persons or estates referred to in the foregoing provisions of this subsection 13(c) or any transferee thereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 33% or more of the combined voting power of the Employer’s then outstanding voting securities.

(2) Individuals constituting the Board on the Effective Date and the successors of such individuals (“Continuing Directors”) cease to constitute a majority of the Board. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board (or a Nominating Committee thereof) on which individuals constituting the

Board on the Effective Date and their successors (determined by prior application of this sentence) constituted a majority.

(3) The stockholders of the Employer approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of the Employer immediately prior to the Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.

(4) The stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s stock and/or assets, or accept a tender offer for substantially all of the Employer’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

(d) A Change of Control Termination shall mean and include the termination of Employee’s employment with Employer at any time during the twelve (12) month period after the Change of Control if such termination is (i) by the Employer, or (ii) by the resignation of Employee, in his discretion, upon written notice to Employer given no less than sixty (60) days prior to the date of termination.

(e) In the event that Employee is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate) at the time of the Change in Control termination, any payment to be made under this Section 13 that is subject to Section 409A, shall not be made or begin until the expiration of the 6-month period following Employee’s separation from service (within the meaning of Section 409A).

14. Excise Taxes.

(a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to Employee or for Employee’s benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the “Payment”) would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (the “Excise Tax”), then Employee shall be entitled to receive from Employer an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Employee after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-

Up Payment provided for in this Section, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment. To the extent subject to Section 409A, any required Gross-Up Payment shall be determined and paid in accordance with the requirements in Treas. Reg. section 1.409A-3(i)(1)(v) (or other applicable regulation).

(b) All determinations required to be made under this Section, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by Accountants which Employer shall request provide Employee and Employer with detailed supporting calculations with respect to such Gross-Up Payment at the time Employee is entitled to receive the Payment. For the purposes of this Section, the “Accountants” shall mean Employer’s independent certified public accountants. All fees and expenses of the Accountants shall be borne solely by Employer. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax; for purposes of determining the amount of the Gross-Up Payment Employee shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Employee’s adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income. Any Gross-Up Payment with respect to any Payment shall be paid by Employer at the time Employee is entitled to receive the Payment. Any determination by the Accountants shall be binding upon Employer and Employee. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Employer should have paid pursuant to this Section (the “Underpayment”). In the event that Employer exhausts its remedies and Employee is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Employer to or for Employee’s benefit.

15. Legal Fees. Employer shall promptly pay Employees legal counsel all reasonable attorneys fees incurred in connection with the negotiation and execution of this Agreement.

16. Section 409A.

(a) Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(c) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A.

(d) Specified Employee. If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Employer from time to time, or if none, the default methodology, then:

(i) With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service, as provided herein or (ii) the date of Employee’s death; and

(ii) On the first day of the seventh month following the date of Employee’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 16 (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee as provided in this Agreement, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section shall be made to the Executive in accordance with the terms herein.

(e) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits subject to Section 409A, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

17. Tax Indemnity. Employer shall indemnify Employee for any penalty, interest or additional taxes imposed under Section 409A with respect to amounts payable under Sections 5, 13(a), 9(b) or 9(c) of this Agreement. Employee shall give Employer timely notice of any IRS notices and proceedings to which this indemnity obligation applies. To the extent subject to Section 409A, any required indemnity under this Section shall be determined and paid in accordance with the requirements of Section 409A

18. Condition to Effectiveness. This Agreement shall not be effective until approved by Employer’s Board of Directors.

19. Continuation of Payments. In the event of Employee’s death or disability during the term of this Agreement, the payments required hereunder shall continue through the end of the Term.

20. Consulting Agreement. Employer and Employee will enter into a Consulting Agreement, in the form attached hereto as Exhibit “A” , which will commence at the end of the Term.

21. Indemnification. Employer will continue to indemnify Employee and insure him under its D&O insurance policies through the end of the statute of limitations for all potential claims and will continue to pursue and fund his representation in any investigations and litigation involving Employer or its affiliates in which he is named. Any payments required under this Section that are subject to Section 409A shall be made by the end of year next following the year in which the expenses and liabilities were incurred and otherwise comply with any other applicable Section 409A requirements.

22. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes all previous agreements between the parties with respect to the matters contained herein. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland. Each party agrees to enter into an amendment to this Agreement to the extent such amendment is reasonably required under Section 409 with the understanding that any such amendment shall not, to the extent possible, reduce or change in any way the economic terms set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer: CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Tom Mirgon
Tom Mirgon Senior Vice President

Employee:

/s/ Charles A. Ledsinger, Jr.
Charles A. Ledsinger, Jr.

Exhibit A

[Consulting Agreement]